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January 7, 1997

Tyler Runnels
TR Winston & Company, Inc.
1999 Avenue of the Stars #1950
Los Angeles, CA  90067

RE: AMENDMENT TO LOAN AGREEMENT AND PROMISSORY NOTE WITH PREFERRED TELECOM, INC.

Dear Mr. Runnels:

Pursuant to our discussions, this letter will serve as confirmation of our agreement to amend the prior Loan Agreement and Promissory Note entered into by and between Bisbro Investments Company Ltd. ("Bisbro") and Preferred Telecom, Inc. ("Preferred"), dated November 12, 1996 ("Loan Agreement" and "Note").

For and in consideration of the additional $50,000 contributed by First Capital Financial Services Corporation ("First Capital"), Preferred and Bisbro hereby consent and agree that all references to the loan amount of $100,000 shall be amended to read "$150,000" and said $50,000 contribution will be governed by the same Loan Agreement and Note as referred to above, and First Capital will be granted the same rights proportionately thereof, including but not limited to a proportionate share of the rights in the collateral, and warrants issued pursuant thereto.

This letter will also acknowledge and confirm that the Secured Promissory Note dated December 1, 1996 in the amount of $50,000 is canceled and superseded by this letter, and that the Loan Agreement now consists of a total obligation by Preferred to Bisbro and First Capital in the total amount of $150,000 plus applicable interest, options and warrants, in consideration for $100,000 tendered on November 12, 1996, and $50,000 on December 27, 1996.

Very truly yours,


Gary J. Graham


AGREED AND ACCEPTED:

Bisbro Investments Company Ltd.              Preferred Telecom, Inc.

Bader Al-Rezaihan                            Dennis L. Gundy, President & C.O.O.

                                             G. Ray Miller, Chairman & C.E.O.

      9250 EAST COSTILLA AVENUE o SUITE 650 o ENGLEWOOD o COLORADO o 80112
       PHONE 303.792.0414 o FAX 303.792.0533 CORPDAL:61691.1 26287-00001